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Exhibit 4.2(d)

AGREEMENT TO EXTEND MEZZANINE REVOLVING PROMISSORY NOTE

MARCH 31, 2002

        This Agreement to Extend Mezzanine Revolving Promissory Note, dated March 31, 2002, in the principal amount not to exceed $3,500,000.00 from 2ndSwing, Inc., a Minnesota corporation ("Maker") to David R. Pomije ("Holder") and Working Capital Promissory Note, dated March 31, 2002, in the original principal amount of $1,500,000.00 from Maker to Holder ("Agreement to Extend") is entered into effective September 27, 2002:

        For value received, the parties hereto agree as follows:

        1.    In the event an initial public offering ("Offering") is not closed on or before December 31, 2002, the maturity date of the Mezzanine Revolving Promissory Note shall be extended from June 1, 2003 to December 31, 2003, but all other terms and conditions of the Mezzanine Revolving Promissory Note shall remain in full force and effect.

        2.    In the event the Offering does not close on or before December 31, 2002, the maturity date of the Working Capital Promissory Note shall be extended from March 31, 2002 to December 31, 2003, but all other terms and conditions of the Working Capital Promissory Note shall remain in full force and effect.

        3.    The Mezzanine Financing Letter Agreement dated March 31, 2002 by and between Maker and Holder which sets forth, among other things, the consideration to create the Mezzanine Revolving Promissory Note, is likewise amended so that reference to the Maturity Date (as therein defined) shall be amended if the Offering does not close on or before December 31, 2002, so that the Maturity Date becomes December 31, 2003 (rather than the initial Maturity Date of June 1, 2003). All other terms and conditions of the March 31, 2002 Mezzanine Financing Letter Agreement shall remain in full force and effect

        IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement to Extend.

MAKER:
2nd SWING, INC., a Minnesota corporation
By:
Stanley A. Bodine Its Chief Executive Officer
or
By:
P. Simon Kallal Its President
HOLDER:
David R. Pomije

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AGREEMENT TO EXTEND PROMISSORY NOTES